CONFIDENTIAL

Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 15, 2025, by and between Cornerstone Building Brands, Inc., a Delaware corporation (the “Company”), and Gunner Smith (“Employee”). The Company and Employee are sometimes hereinafter collectively referred to as the “Parties.”

BACKGROUND

Whereas, the Company hires and retains in its employment such personnel as are required by the Company and its other Affiliates, and makes its employees so retained available to provide services to the Company and its Affiliates.

Whereas, the Company and Employee intend to evidence their mutual agreement that, effective as of August 11, 2025 (the “Commencement Date”), Employee shall commence providing services as Chief Executive Officer of the Company, and as such the Company and Employee have agreed to reflect the terms and conditions of the employment of Employee by the Company, and the duties and responsibilities of Employee, on the one hand, and of the Company, on the other hand, to each other.

Whereas, the Company and Employee also intend hereby to evidence their mutual agreement that, not later than the Commencement Date (and in any event effective as of the Commencement Date), Employee shall be appointed to the board of directors of the Company (the “Board”).

Whereas, capitalized terms not defined in the body of this Agreement have the meanings set forth on the attached Appendix A.

AGREEMENT AMONG PARTIES

In consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the Parties agree as follows:

1.Employment. During the term of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to remain in the employ of the Company, pursuant to the terms and conditions set forth herein.
2.Duties and Authority. During the term of this Agreement, Employee shall serve as the Chief Executive Officer of the Company, with those authorities, duties and responsibilities customary to that position and such other authorities, duties and responsibilities as the Board may reasonably assign Employee from time to time commensurate with Employee’s position as Chief Executive Officer of the Company. Employee shall use Employee’s best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of Employee’s business time and effort in and to Employee’s employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of Employee’s services hereunder, except that Employee may hold directorships or related positions in charitable, educational, not-for-profit or up to one for-profit organization to the extent expressly approved by the Board, and make passive investments, which do not unreasonably interfere with Employee’s day-to-day performance of Employee’s responsibilities to the Company (and with Employee’s current position on the board of directors of Howmet Aerospace hereby approved). As soon as reasonably practicable following the date of this Agreement, Employee shall be appointed to the Board.
3.Term. The term of, and the terms and conditions of Employee’s employment under, this Agreement shall commence as of the Commencement Date and shall continue until Employee’s employment hereunder is terminated as described below. The period of time from the Commencement Date until this Agreement has been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.”
4.Compensation.
a.Base Salary. The Company shall pay Employee a base salary in the amount of not less than $1,050,000.00 per year during the term hereof, payable in accordance with the Company’s normal payroll procedures. The salary of Employee will be reviewed at least once annually by the Company and/or, to the extent required, the Board or the Compensation Committee of the Board (the “Compensation Committee”). Any salary adjustment of Employee shall be solely within the discretion of the Board or the Compensation Committee.
b.Annual Bonus. During the term of this Agreement, Employee shall have a target annual bonus opportunity equal to 125% of Employee’s base salary at the highest annualized rate in effect during the year preceding payment of such bonus (the “Target Bonus”); provided that the annual bonus paid to Employee with respect to 2025 shall be equal to (i) $317,187.50, plus (ii) an amount based on the same performance metrics as applicable to the other senior executive officers of the Company in 2025, prorated for the period of Employee’s service to the Company and its Affiliates in 2025; provided, further, that Employee’s annual bonus for 2025, in the aggregate, shall be no less than $775,000 irrespective of the actual achievement of any applicable performance metrics. During the term of this Agreement, Employee shall participate under the Company’s currently existing cash annual incentive plan as may be amended, restated or replaced from time to time (the “Bonus Plan”) or, if the Bonus Plan is amended, replaced or superseded, under any amended, replacement or successor bonus program adopted for senior executives of the Company and its Affiliates. Bonuses, if any, paid to Employee pursuant to the Bonus Plan shall be paid after the end of each fiscal year of the Company at the same time as bonuses are paid to other participants, but no later than March 15 of the following calendar year. Employee understands that bonuses cannot be earned under the Bonus Plan except as specifically set forth therein based on the level of participation specified by the Board or the Compensation Committee in its discretion, but acknowledging the target annual bonus opportunity set forth herein, and, if the employment of a participant terminates for any reason prior to certain dates specified in the Bonus Plan, no bonus shall be payable thereunder except as expressly provided in this Section 4 and in Section 5 of this Agreement.
c.Long-Term Incentives. As soon as administratively practicable following the Commencement Date, Employee shall be granted an award of 300,000 Class B Units of Camelot Return Ultimate, LP (the “Partnership”), pursuant to, and subject to the terms and conditions of, the Partnership’s 2022 Equity Incentive Plan, as amended, or any successor plan thereto (the “Equity Plan”), the Partnership’s Amended and Restated Agreement of Limited Partnership, as amended (the “LP Agreement”), and such other terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with the terms and conditions provided to the Company’s senior executive officers.
d.Make-Whole Bonus. To compensate Employee for unvested long-term incentives granted to Employee by Employee’s prior employer but forfeited by reason of Employee’s commencement of services with the Company and its Affiliates, on the first payroll date following the Commencement Date, the Company shall pay Employee a cash make-whole bonus equal to $1,450,000. Employee will be required to repay this bonus if Employee’s employment with the Company is terminated either by the Company for Cause or by Employee without Good Reason, in each case, written notice of which is given prior to December 31, 2026.
e.Make-Whole Restricted Units. To compensate Employee for unvested long-term incentives granted to Employee by Employee’s prior employer but forfeited by reason of Employee’s commencement of services with the Company and its Affiliates, as soon as administratively practicable following the Commencement Date, Employee shall be granted 23,530 restricted Class A-2 Units of the Partnership (the “Make-Whole Restricted Units”), which shall be granted pursuant to, and subject to the terms and conditions of, the Equity Plan, the LP Agreement, and such other terms and conditions set forth in the applicable award agreement.
f.Common Unit Investment. Following the Commencement Date, Employee will receive an opportunity to purchase Class A-2 Units of the Partnership (“Common Units”) at a purchase price equal to the fair market value of a Common Unit (which, as of the date hereof, is $85.00 per Common Unit), subject to a minimum of $50,000. The investment will be subject to the terms and conditions of the LP Agreement, the Equity Plan and such other terms and conditions set forth in the applicable subscription agreement.
g.Retirement, Health and Welfare Benefits. Employee shall be entitled to participate in and receive the health, hospitalization, medical, dental, life insurance, accidental death, disability and other insurance plans and benefits provided by the Company, and to participate in the 401(k) and other qualified profit-sharing, deferred compensation, pension, savings and other similar plans of the Company, as and to the extent the Company provides such benefits generally to other employees of the Company or to executive employees of the Company. It is understood and agreed that such benefits may be changed or discontinued from time to time in the sole discretion of the Company. During the term of this Agreement, Employee shall be entitled to six (6)

weeks of vacation per year, subject to the generally applicable policies of the Company in effect from time to time, including the current provision of the policy that vacation does not carry over from year to year.
h.Relocation Benefits. In connection with the relocation of Employee’s residence to Cary, North Carolina during the first six months following the Commencement Date, Employee shall receive relocation benefits under the Company’s relocation policy for Tier I employees; provided that, in the case of multiple relocation events, such relocation benefits shall only be provided for one of such relocation events.
i.Clawback; Company Policies. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any “clawback” policy adopted by the Company, all of Employee’s compensation (whether paid in cash, long term incentive awards or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures of the Company, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise. Employee shall also be subject to applicable policies of the Company as in effect from time to time.
5.Termination Payments.
a.Minimum Termination Compensation. Employee shall serve in an at-will capacity and Employee and/or the Company may terminate the employment of Employee at any time with or without Cause. Upon any termination of employment of Employee for any reason other than as set forth in Section 5.b or Section 5.c, whether on, before or after the expiration of the term of this Agreement, Employee shall be entitled to receive (i) that portion of Employee’s annual base salary, at the rate then in effect, earned by Employee or accrued for Employee’s account through the date of the termination of Employee’s employment hereunder or for which Employee is entitled to payment for events or circumstances occurring on or through the date of termination of Employee’s employment, (ii) any bonus to which Employee is entitled to pursuant to the Bonus Plan for the fiscal year ending prior to the date of termination, (iii) reimbursement of business expenses properly incurred in accordance with applicable Company policy prior to the date of termination and (iv) subject to Section 5.f, any generally applicable vested benefits to which Employee is entitled as a former employee under the employee benefit plans of the Company and its Affiliates (collectively, the “Minimum Termination Compensation”).
b.Payment Other than Following a Change in Control and Other than During a Potential Change in Control Period.
(i)If Employee’s employment is terminated by the Company without Cause, or by Employee for Good Reason, in either case other than within twenty-four (24) months after a Change in Control and other than during a Potential Change in Control Period (and excluding by reason of Employee’s death or permanent disability), then, in addition to the Minimum Termination Compensation, Employee shall be entitled to receive (A) one (1) times Employee’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of termination (the “Base Severance Payment”), (B) a prorated annual bonus under the Bonus Plan for the fiscal year in which the date of termination occurs based upon the elapsed number of days in such fiscal year through the date of termination applied to the bonus, if any, that would have been earned by Employee for such fiscal year if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to the senior executive officers of the Company whose employment has not terminated (the “Pro Rata Bonus”) and (C) payment or reimbursement of the premiums for medical and dental coverage, at the active employee rate and at the coverage levels in effect as of the date of termination, that would otherwise be payable for the period of coverage applicable to Employee (up to a maximum of twelve (12) months) under the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (the “COBRA Premium Payments”).
(ii)The Base Severance Payment and COBRA Premium Payments shall be payable in substantially equal installments on regular payroll dates over the one (1) year period following the date of termination, except as otherwise set forth in Section 26 hereof and subject to the next following sentence; provided that any installments that would be paid if the Release Commencement Date (as defined below) were the date of termination shall be paid on the first payroll date after the Release Commencement Date, unless the Release Period (as defined below) begins in one calendar year and ends in the subsequent calendar year, in which case such installments shall be paid on the first payroll date in the subsequent calendar year. Employee’s right to receive the Base Severance Payment, the Pro Rata Bonus, and the COBRA Premium Payments shall be conditioned on Employee’s execution, delivery and non-revocation of a general release of any and all claims against the Company and its Affiliates within thirty (30) days (or such longer period as required by applicable law) following the date of termination (such release of claims, the “Release”; such thirty (30) day period, the “Release Period”, and the Commencement Date of the Release, the “Release Commencement Date”), which Release shall be in the form provided by the Company. The Pro Rata Bonus shall be paid in a lump sum at the same time as paid to other senior executive officers of the Company but not later than March 15th of the year following the year in which the date of termination occurs.
c.Payment following a Change in Control or During a Potential Change in Control Period. If Employee’s employment is terminated by the Company without Cause, or by Employee for Good Reason within twenty-four (24) months after a Change in Control, then, in addition to the Minimum Termination Compensation, Employee shall be entitled to receive (i) the Base Severance Payment, (ii) an additional severance payment equal to the sum of (x) one (1) times Employee’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of the Change in Control, plus (y) two (2) times the target annual bonus of Employee for the year in which the date of termination occurs (the sum of clauses (x) and (y), the “CIC Severance Payment”), (iii) the Pro Rata Bonus and (iv) the COBRA Premium Payments, except that the COBRA Premium Payments shall be for eighteen (18) months rather than twelve (12) months. The CIC Severance Payment shall be payable in a lump sum on the first payroll date following the Release Effective Date, except as otherwise set forth in Section 26 hereof. Employee’s right to receive the CIC

Severance Payment, the Pro Rata Bonus and the COBRA Premium Payments shall be conditioned on Employee’s execution, delivery and non-revocation of the Release during the Release Period. The Pro Rata Bonus shall be paid in a lump sum not later than March 15th of the year following the year in which the date of termination occurs. In addition, if Employee is entitled to payment of both the Base Severance Payment and the CIC Severance Payment hereunder, then, to the maximum extent permissible under Section 409A (including, but not limited to, the application of Treas. Regs. §1.409A-1(b)(4), Treas. Regs. §1.409A-1(b)(9)(iii) and Treas. Regs. §1.409A-3(c) (clause (1) (in each case as and to the extent applicable)), the Base Severance Payment shall be paid in a lump sum at the same time as the CIC Severance Payment (and any portion of the Base Severance Payment that is not capable of being paid at the same time as the CIC Severance Payment shall be paid as provided in Section 5.b, and subject to Section 26). If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during a Potential Change in Control Period, then Employee will be entitled to the severance payments and termination benefits set forth in Section 5.b subject to the terms and conditions of such Section, and, if and when the Change in Control related to such Potential Change in Control Period subsequently occurs, (x) Employee will also be entitled to receive the CIC Severance Payment subject to the terms and conditions of this Section 5.c, and (y) an additional six (6) months shall be added to the duration of the COBRA Premium Payments as provided herein.
d.Impact of Termination on Equity Awards. In the event of any termination of Employee’s employment (either by Employee or the Company), the terms of the applicable equity award agreements and the Equity Plan pursuant to which such awards were granted shall govern.
e.Parachute Tax Limitation. Notwithstanding anything in this Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of the Company or any Affiliate constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Code at a time when the shareholder approval requirements described in Q/A-7 of Treas. Regs. § 1.280G-1 are not applicable as a result of the stock of the Company (or any applicable affiliate) being readily tradeable on an established securities market or otherwise, and the amount of the parachute payment, reduced by the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Employee would receive if Employee were paid three times Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code, less one dollar, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Employee’s base amount less one dollar. The calculations to be made with respect to this subsection shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company.
f.No Duty to Mitigate Nor Offsets; No Other Severance; No Reduction for Deferred Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated following the occurrence of a Change in Control, Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to this Agreement following such Change in

Control be offset by any amount earned from other employment or for any other reason. The payments and benefits to be provided to Employee pursuant to this Section 5 upon termination of Employee’s employment shall constitute the exclusive payments and benefits in the nature of severance or termination pay or salary continuation and termination benefits which shall be due to Employee upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or any of its Affiliates. The calculations of the Minimum Termination Compensation, Base Severance Payment, CIC Severance Payment, Pro Rata Bonus and COBRA Premium Payments shall be made without reduction for any voluntary deferral of compensation made by Employee.
g.Full Satisfaction of Obligations. Payment by the Company of the amounts owed to Employee pursuant to this Section 5 shall fully satisfy all obligations of the Company to Employee under this Agreement if the employment of Employee is terminated hereunder prior to the expiration of the term of this Agreement, and all obligations of the Company and Employee to each other set forth in Sections 1 through 4 of this Agreement shall terminate and be of no further force or effect as of the date of termination. No termination of employment hereunder, whether by the Company or Employee and whether with or without Cause or Good Reason, shall terminate the provisions of Sections 6 or 7 or any subsequent sections of this Agreement and each of such sections shall remain in full force and effect as binding obligations of the Parties in accordance with their express terms.
6.Business Disclosures. Employee acknowledges that Employee will have access to and will become familiar with all or substantially all of the Confidential Information of the Company and its Affiliates. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that Employee will not, at any time during or following the termination of Employee’s employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee’s employment with the Company or any of its Affiliates. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which Employee is compelled or required to disclose, and Employee will exercise Employee’s reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

No confidentiality or other obligation Employee owes to the Company prohibits Employee from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires Employee to notify the Company of any such report. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
7.Non-Competition; Non-Solicitation; Non-Disparagement and Non-Interference; Cooperation.
a.During the (i) period of employment of Employee by the Company, and (ii) for a period of two (2) years following Employee’s termination of employment (whether initiated by Employee or by the Company) for any reason (the “Restricted Period”), Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, Competitive Activities (as defined below) within the Territory (as defined below). For the purposes of this Agreement, “Competitive Activities” shall mean (x) any business that is engaged in the design, engineering, manufacturing, installation and marketing of exterior building products, including, for avoidance of doubt, in the residential or commercial sectors and with respect to both new construction and repairs and remodeling, that are the same as or similar to those designed, engineered, manufactured, installed or marketed by the Company or its subsidiaries during the then last two years of Employee’s period of employment and (y) any other business that is a material competitor of a material business that is conducted by the Company or its subsidiaries during the then last two years of Employee’s period of employment. The “Territory” shall mean (i) the United States and (ii) any other territory in which the Company or its subsidiaries engages in Competitive Activities during the then last two years of Employee’s period of employment. Ownership by Employee of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. Nothing in this Section 7(a) shall prohibit Employee from being employed or engaged, following the termination of Employee’s services with the Company or its subsidiaries, by any person in a role that does not have responsibility for, or require performance of, any of the same or similar functions, duties, research, development or other activities that Employee performed or had oversight for, advised on, researched or developed, on behalf of the Company or its subsidiaries, unless Employee’s performance of such role (whether as an employee, contractor, advisor or otherwise) is reasonably likely to risk Employee’s disclosure and/or use of Confidential Information that Employee learned in connection with Employee’s services to the Company or its subsidiaries.
b.During the Restricted Period, Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) recruit, hire or solicit the employment or service of any Restricted Service Provider (as defined below); (ii) in any manner attempt to influence, induce, or encourage any Restricted Service Provider to leave the employment or service of the Company or its subsidiaries; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its subsidiaries unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Affiliates with whom Employee dealt, directly or indirectly, during the then last two years of Employee’s employment or engagement with the Company or its subsidiaries. For purposes of this Agreement, a “Restricted Service Provider” is any natural person employed by or otherwise engaged to perform services for the Company or any of its subsidiaries at any time during the then preceding 12 months, other than any such solicitation or employment on behalf of the Company or any of its subsidiaries during the Employee’s period of employment. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
c.To the extent permitted by the law, Employee agrees to refrain from any criticisms or disparaging comments about the Company or any subsidiaries (including any current officer, director or employee of the Company), and Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any subsidiary or inconsistent with fostering the goodwill of the Company and its subsidiaries.
d.In the event of termination of Employee’s employment for any reason (other than death), Employee agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of Employee’s employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. The Company shall reimburse Employee for all expenses incurred by Employee during such period in connection with such cooperation with the Company. Any such cooperation shall be (i) at reasonable times and locations, (ii) upon reasonable notice, and (iii) take into account any responsibilities to which Employee is subject to a subsequent employer or otherwise.
8.Permitted Disclosures. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or Section 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement will prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Department of Justice, the Congress, any agency Inspector General, or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process from any such Governmental Authorities; (iii) testifying, participating, cooperating or otherwise assisting in an investigation, action or proceeding by any such Governmental Authorities relating to a possible violation of law and/or pursuant to the Sarbanes-Oxley Act; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation; or (v) seeking or receiving any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization from the Company or any subsidiary or any other person before engaging in any conduct described in this Section, or to notify the Company, its subsidiaries, or any other person that Employee has engaged in any such conduct. Nothing herein prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Nothing in this Agreement shall interfere with or impede Employee rights under section 7 of the National Labor Relations Act, including the right to engage in concerted activity (if applicable). The covenants in Section 6 and this Section 7 shall not apply to Employee’s good faith performance of her duties during the term of this Agreement for the benefit of the Company or its Affiliates.
9.Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:

a.The Confidential Information of the Company and its Affiliates is unique and was developed or acquired by them through the expenditure of valuable time and resources; that the Company and its Affiliates derive independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; that the Company and its Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of its Confidential Information, and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect the Confidential Information.
b.The covenants set forth in Sections 6 and 7 are necessary to protect the goodwill of the Company and its Affiliates during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of the Company and its Affiliates after Employee’s employment terminates.
c.Due to the nature of the business as heretofore conducted by the Company and its Affiliates and as contemplated to be continued and conducted by the Company and its Affiliates, the scope and the duration of the covenants set forth in Sections 6 and 7 of this Agreement are in all respects reasonable.
d.The covenants set forth in Sections 6 and 7 each constitute a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Employee set forth in Sections 6 and 7.
10.Surrender of Books and Records. Employee shall on the termination of Employee’s employment in any manner immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records and other documents are the property of the Company and its Affiliates.
11.Waiver of Breach. The failure of the Company or Employee at any time to require performance by the other of any provision hereof shall in no way affect any of their respective rights thereafter to enforce the same, nor shall the waiver by the Company or Employee of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.
12.Remedies. In the event of Employee’s breach, or threatened breach, of any term or provision contained in Sections 6 or 7 of this Agreement, Employee agrees that the Company and its Affiliates shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company shall be entitled to both temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages. Without limiting the generality of the relief that may be sought by the Company pursuant to this Section 12, the Company shall be entitled, under the circumstances set forth herein, to cause any unpaid portion of the severance payments and termination benefits otherwise payable under this Agreement to be irrevocably forfeited and, at the demand of the Company, Employee shall be required to repay the severance payments that have previously been paid to Employee.
13.Severability. It is the desire and intent of the Parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 6 and 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the Parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the Parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.
14.Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between the Parties hereto with respect to this Agreement, the court in which such suit is decided may award reasonable attorneys’ fees and costs, as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings to the party that prevails in such dispute.
15.Survival. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement that contemplate performance by the Parties following termination of this Agreement (including without limitation Sections 5-7 hereof) shall survive the termination of this Agreement.
16.Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by e-mail or certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, the date of transmission, if such notice or communication is delivered via e-mail prior to 5:00 p.m. (New York City time) on a business day, (b) the business day after the date of transmission, if such notice or communication is delivered via e-mail later than 5:00 p.m. (New York City time) on any business day and earlier than 11:59 p.m. (New York City time) on the day preceding the next business day, and if mailed, five (5) days after the date of mailing (two (2) days in the case of overnight mail), in each case addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to Employee:	Address shown on the employment records of the Company

If to the Company:
Cornerstone Building Brands, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Telecopier: (919) 677-3914
Attention: Executive Vice President, General Counsel & Corporate Secretary
E-mail: Alena.Brenner@cornerstone-bb.com

17.Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the Parties with respect thereto. Except as expressly provided herein, the specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for this Agreement.
18.Modification. No change or modification of this Agreement shall be valid or binding upon the Parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the Parties hereto.
19.Governing Law and Venue. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware and venue for any action pursuant hereto shall be in the appropriate state or federal court in or for Wake County, North Carolina.
20.Acknowledgment Regarding Counsel. Each of the Parties to this Agreement acknowledges that each of them has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.
22.Assignment. Subject to compliance with the provisions of this Agreement, the Company shall have the right to assign this Agreement and its obligations hereunder to any of their Affiliates. No such assignment shall operate to relieve the Company or any successor assignor from liability hereunder, and this Agreement shall remain an enforceable obligation of the Company and each such successor. The rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by Employee. For purposes of this Agreement, all references herein to the Company is deemed to be also a reference to any Affiliate of the Company that either has or is required to assume the obligations of the Company pursuant to this section.
23.Tax Withholding. The Company may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.
24.Payment by Subsidiaries. Employee acknowledges and agrees that the Company may satisfy its obligations to make payments to Employee under this Agreement by causing one or more of its subsidiaries or Affiliates to make such payments to Employee. Employee agrees that any such payment made by any such subsidiary or Affiliate shall fully satisfy and discharge the Company’s obligation to make such payment to Employee hereunder. In such event, references in this Agreement to benefits plans and policies “of the Company” shall be deemed to refer to the plans and policies of the applicable subsidiary or Affiliate.
25.Payment to Estate. If Employee dies prior to full satisfaction of the obligations owed to Employee under this Agreement, any monies that may be due Employee under this Agreement as of the date of Employee’s death will be paid to Employee’s estate.
26.Section 409A.
a.If Employee is a “specified employee,” as such term is defined in Section 409A and determined by the Company, and if any portion of the payments and benefits to be provided to Employee pursuant to Section 5is subject to Section 409A, the character and timing of the payment thereof shall be as determined in this Section 26(a). It is hereby specified that as much of the payments and benefits to be provided to Employee pursuant to Section 5 as can be paid without the application of Section 409A(a)(2)(B)(i) and Treas. Regs. §1.409A-1(i) shall be paid at times consistent with Section 5.b or Section 5.c as applicable and without application of this Section 26. The remaining portion of the payments and benefits to be provided to Employee pursuant to Section 5 shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A.
b.Employee and the Company agree that this Agreement is intended to comply with or be exempt from Section 409A and that any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. To the extent that any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulations § 1.409A-3(c)), such provision shall be modified in such a manner so that all payments due under this Agreement shall comply with Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A. For purposes of Section 409A, each installment in a series of installment payments is intended to be a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
c.To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
27.Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
28.Binding Effect. This Agreement shall be binding upon the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

EMPLOYEE

/s/ Gunner Smith
Gunner Smith

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena Brenner
Alena Brenner
Executive Vice President, General Counsel
and Corporate Secretary

[Signature Page to Gunner Smith Employment Agreement]

APPENDIX A
DEFINITIONS
The following terms have the indicated meanings for purposes of this Agreement:
(a)“Affiliate” means any entity controlled by, controlling or under common control with a person or entity.
(b)“Bonus Plan” has the meaning set forth in Section 4.b.
(c)“Cause” shall mean any of the following occurring after the Commencement Date: (i) Employee’s willful and continued failure to substantially perform Employee’s duties and other obligations under this Agreement, if such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; (ii) Employee’s willful and material violation of the Company’s code of conduct or other material written policy of which Employee has notice, which violation is not cured within thirty (30) days after written notice by the Company of the existence of such violation; provided however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (iii) the willful engaging by Employee in material misconduct which (A) brings the Company or any of its Subsidiaries into public disgrace, or (B) harms the business operations of the Company or any of its Subsidiaries; (iv) Employee’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony; or (v) the breach or failure by Employee to perform any of its material covenants contained in this Agreement or any other agreement to which the Company and the Employee are parties; provided, however, that the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause hereunder, and providing an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board to explain the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board, adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on Employee’s part shall be considered willful unless done, or omitted from being done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.
(d)“Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and Affiliates, that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and Affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.
(e)“Change in Control” shall mean:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes, on any date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding (A) any such acquisition by any person that already directly or indirectly owns securities representing such percentage of the voting power of the Company’s then outstanding securities as of such date (a “Controlling Person”) and (B) any direct or indirect acquisition of the Company’s then outstanding securities by a person which is inadvertent and/or otherwise not entered into for the purpose of, and does not have the effect of, changing or influencing the control of, the Company (including, but not limited to, the sale of securities by a Controlling Person in the public market) (clause (A) or (B), a “Non-Control Transaction”);
(ii)as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction (each, an “Incumbent Director”) shall cease to constitute a majority of the Board or the board of directors or any successor to the Company (or, if applicable, the parent thereof resulting from the Transaction); provided that any director elected or nominated for election to the Board (or such board) by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii), except that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors shall in no event be considered an Incumbent Director;
(iii)the Company is merged or consolidated with another person, or transfers substantially all of its assets to another person, and immediately following the merger, consolidation or transfer either (x)(I) less than fifty percent (50%) of the outstanding voting securities of the acquiring, surviving or resulting person (as applicable), or, if applicable, the ultimate parent entity of such person, shall then be owned in the aggregate by the former stockholders of the Company or (II) fifty percent (50%) or more of the outstanding voting securities of the acquiring, surviving or resulting person (as applicable), or, if applicable, the ultimate parent entity of such person, shall then be owned in the aggregate by the direct or indirect former stockholders of the Company but other than in substantially the same relative proportions as immediately prior to such transaction, and in each case excluding a Non-Control Transaction or (y) the individuals who were members of the Incumbent Board immediately prior to the agreement providing for such transaction constitute less than a majority of the members of the board of directors of the acquiring, surviving or resulting person (as applicable), or, if applicable, the ultimate parent entity of such person, and in each case excluding a Non-Control Transaction; or
(iv)a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (excluding a Non-Control Transaction).
Notwithstanding anything in this definition, to the extent that any payment or benefit provided for under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A) that is payable as a result of (either directly or indirectly) a Change in Control shall only be payable if such Change in Control also constitutes a “change in control event” within the meaning of Section 409A.
(f)“Good Reason” means any of the following events that occurs without Employee’s prior written consent after the Commencement Date:
(i)any material reduction in the amount of Employee’s then current base salary or target bonus opportunity, in either case other than as part of a reduction of less than ten percent (10%) applied generally across-the-board to all of the senior executive officers of the Company;
(ii)(A) a material reduction in Employee’s title; or (B) a material, adverse reduction in the duties or responsibilities of Employee relative to Employee’s duties or responsibilities as described in Section 2 hereof;
(iii)the breach or failure by the Company to perform any of its material covenants contained in this Agreement;
(iv)any relocation of Employee’s principal place of employment by more than fifty (50) miles, as long as such relocation increases Employee’s normal daily commute excluding, for the avoidance of doubt, the expected relocation referenced in Section 4(g) of this Agreement); or
(v)the Company’s failure to cause any successor to all or substantially all of the business or assets of the Company to expressly agree to assume the obligations of the Company under this Agreement, unless such assumption occurs automatically by operation of law.
In order for a termination of Employee to constitute a termination for Good Reason, Employee must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the thirtieth (30th) day after such circumstances have arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure,

Employee must terminate Employee’s employment within thirty (30) days following the expiration of such cure period.
(g)“Potential Change in Control” shall be deemed to have occurred if:
(i)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(ii)any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
(iii)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(h)“Potential Change in Control Period” means the period beginning on the date the Potential Change in Control occurs and ending as of the earlier of (i) the date on which a Change in Control occurs and (ii) the date on which the Board makes a good faith determination that the likelihood of a Change in Control has terminated. In addition, Employee’s employment shall be deemed to have been terminated during a Potential Change in Control Period if such termination occurs prior to a Change in Control and such termination is by the Company other than for Cause and is (x) at the request of the counterparty in such Change in Control or (y) otherwise reasonably in anticipation of such Change in Control provided that such Change in Control actually occurs.
(i)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.